EXHIBIT 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT COMPLETES SALE OF BROADBAND ACCESS PRODUCT
LINES TO IKANOS
Company also Plans to Retire $80 Million of Senior Secured Debt Early
     NEWPORT BEACH, Calif., Aug. 24, 2009 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it has completed the sale of its Broadband Access product lines to Ikanos Communications, Inc. (NASDAQ: IKAN) for $54 million. The company received approximately $47 million in cash at closing. The remaining proceeds are subject to an escrow to be released in one year. Conexant’s Broadband Access business provided solutions for ADSL, VDSL, SHDSL, and PON applications. The company expects to record a gain on the sale of its Broadband Access product lines of approximately $35 million in the current quarter.
     Conexant also announced that it plans to retire $80 million aggregate principal amount of floating rate senior secured notes due in November 2010.
The Continuing Conexant
     “With the sale of our Broadband Access business completed, we have concluded the major restructuring of our business operations,” said Scott Mercer, Conexant’s chairman and chief executive officer. “The continuing Conexant, which we expect to be a stronger, more focused, more profitable company, is now concentrating exclusively on providing solutions for imaging, audio, video, and various embedded-modem applications. In each of these segments, we have established leadership positions.
     “Moving forward, we plan to expand these positions by applying our core expertise in analog and mixed-signal design, firmware and software development, and our extensive applications knowledge to deliver solutions that enhance the success of our customers worldwide,” Mercer said. “We also plan to capitalize on new growth opportunities in adjacent markets that leverage our core capabilities.

     “Over the past several years, we have focused our product-development and acquisitions efforts on our imaging and audio product lines,” Mercer said. “In our most recently concluded quarter, these key product lines delivered year-over-year growth of 12 percent and sequential growth of 30 percent, and accounted for more than 50 percent of total revenues for our continuing company.”
Senior Secured Notes Retirement
     Conexant plans to continue improving its capital structure through the early retirement of up to $80 million of its floating rate senior secured notes due in November 2010. The company is commencing a tender offer for $73 million of the notes and intends to purchase an additional $7 million of the notes. If the company decreases the outstanding notes by $80 million, it estimates that interest payments will be reduced by more than $5 million per year.
     The $80 million used in debt-reduction activities will be a combination of proceeds from the Broadband Access sale and other completed transactions, and cash from the balance sheet.
Core Operating-expense Reductions
     Prior to the completion of the Broadband Access transaction, the company initiated actions that will reduce core operating expenses by approximately $3 million per quarter exiting the calendar year. The actions consist of non-headcount and headcount-related cost-reductions. Approximately 100 Conexant employees worldwide will be affected by the reduction in force. When the headcount reductions are completed, the continuing Conexant will have approximately 600 employees worldwide.
     “Once we complete our expense reductions and the early retirement of a portion of our long-term debt, we anticipate that our continuing company will deliver significantly improved financial performance,” Mercer said. “We have an outstanding team, a differentiated portfolio of innovative, cost-effective products, and a customer base that includes worldwide leaders. Our highest priority right now is to deliver profitable growth on a consistent basis.”

About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, video, audio, and Internet connectivity applications.  Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif.  To learn more, please visit www.conexant.com.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
     These risks and uncertainties include, but are not limited to: our ability to sell the securities registered in our shelf registration statement on terms and conditions satisfactory to us; the possible adverse impact on the market price of our shares of common stock due to the actual or potential dilutive effect of the securities registered in the shelf registration statement; our ability to reduce our floating rate senior secured notes in the amount projected; our ability to successfully execute asset acquisitions, dispositions, mergers, and restructurings; our ability to identify and execute acquisitions, divestitures, mergers or restructurings, as deemed appropriate by management; the availability of manufacturing capacity; changes in our product mix; pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related intellectual property; the cyclical nature of the semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow, and results of operations; the cyclical nature of the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; the risk that capital needed for our business and to repay our indebtedness will not be available when needed; our successful development of new products; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products; our ability to anticipate trends and develop products for which there will be market demand; product obsolescence; the ability of our customers to manage inventory; the financial risks of default by tenants and subtenants in the space we own or lease; the risk that the value of our common stock may be adversely affected by market volatility or failure to meet all applicable listing requirements of the NASDAQ Global Market; the substantial losses we have incurred; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; general economic and political conditions and conditions in the markets we address; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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